Exhibit (j)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” for the DWS Target 2011 Fund, DWS Target 2012 Fund, DWS Target 2013 Fund and DWS Target 2014 Fund (collectively the “Funds”) in the related Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the DWS Target Fund Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 58 to the Registration Statement (Form N-1A, No. 33-30876) of our reports dated September 24, 2009, on the financial statements and financial highlights of DWS Target 2011 Fund, DWS Target 2012 Fund, DWS Target 2013 Fund and DWS Target 2014 Fund, included in each Fund’s Annual Report dated July 31, 2010.

/s/ Ernst & Young LLP
Boston, Massachusetts
November 24, 2010